UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported):
April 4, 2013
 KILROY REALTY CORPORATION
KILROY REALTY, L.P.
(Exact name of registrant as specified in its charter)

Maryland (Kilroy Realty Corporation)	001-12675 (Kilroy Realty Corporation)	95-4598246 (Kilroy Realty Corporation)
Delaware (Kilroy Realty, L.P.)	000-54005 (Kilroy Realty, L.P.)	95-4612685 (Kilroy Realty, L.P.)
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200 Los Angeles, California	90064
(Address of Principal Executive Offices)	(Zip Code)

(310) 481-8400
(Registrant's Telephone Number, Including Area Code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    Compensatory Arrangements of Certain Officers.
On April 4, 2013, Kilroy Realty Corporation (the “Company”) and Kilroy Realty, L.P. entered into an amended and restated employment agreement with Jeffrey C. Hawken, which is effective as of January 1, 2013, and amends, supersedes and replaces in its entirety Mr. Hawken's employment agreement with the Company and Kilroy Realty, L.P. dated January 1, 2007 (as amended and restated, the “Amended Employment Agreement”).
Some of the key differences between the Amended Employment Agreement and Mr. Hawken's original employment agreement are:

.
Elimination of the “modified single trigger” change in control provision (meaning that Mr. Hawken can no longer resign without “good reason” in the twelfth month after a “change in control” (as defined in the Amended Employment Agreement) of the Company and still receive cash severance).

.
Elimination of excise tax gross-up payments for parachute payment excise taxes in connection with payments or benefits payable upon a change in control of the Company, which means that Mr. Hawken is not entitled to any tax gross-ups on any elements of compensation.

.
The Amended Employment Agreement expands the clawback provision of the original employment agreement so that all of Mr. Hawken's compensation will be subject to the Company's clawback policy as in effect on January 1, 2013 or as required by applicable law.

In addition, the Amended Employment Agreement provides for an increase in Mr. Hawken's annual base salary from $575,000 to $675,000, and also provides for an increase in the target award levels for Mr. Hawken under the Company's annual performance-based incentive program to $1,350,000 with respect to the target cash award under the program and $1,350,000 with respect to the target equity award under the program.
The term of the Amended Employment Agreement will end on December 31, 2015 (unless earlier terminated upon a termination of Mr. Hawken's employment), and will not be subject to automatic extensions. Under the terms of the Amended Employment Agreement, in the event the Company does not offer to extend the term of the agreement upon substantially the same or better terms at the expiration date of the agreement, such decision by the Company will be deemed a termination of Mr. Hawken's employment without “cause” (as defined in the Amended Employment Agreement) for purposes of the agreement, and Mr. Hawken will be eligible to receive the severance benefits in connection with a termination of his employment without cause pursuant to the terms of the agreement.
Under the Amended Employment Agreement, the following changes were made to the payments and benefits Mr. Hawken is eligible to receive upon a qualifying termination of his employment:

.	As noted above, Mr. Hawken will no longer have the right to quit for any reason in the twelfth month following a change in control of the Company and receive severance payments and benefits.
.	Upon a termination of employment due to retirement, Mr. Hawken will no longer be entitled to automatic accelerated vesting of performance-based equity awards.
.
The portion of Mr. Hawken's severance payments that is determined by his annual incentive awards prior to his termination will be based on his average awards for the prior five calendar years, which amounts include Mr. Hawken's annual cash and stock award targets, the fair value of any discretionary equity awards granted to him in the applicable calendar year (other than any equity award granted pursuant to the Company's annual bonus program) and the value of any long-term cash incentive paid for a performance period that ends in the applicable calendar year.

In connection with entering into the Amended Employment Agreement, the Company awarded Mr. Hawken a restricted stock unit award with respect to 19,084 shares of the Company's common stock (the “RSU Award”). Fifty-percent of the RSU Award is eligible to vest in substantially equal annual installments on December 31 of each calendar year during a six-year period, with the first installment eligible to vest on December 31, 2013 and the final installment eligible to vest on December 31, 2018, subject to Mr. Hawken's continued employment on the applicable vesting date. The remaining fifty-percent of the RSU Award is eligible to vest in substantially equal annual installments over that same six-year period based on the achievement of one of the following performance goals, subject to Mr. Hawken's continued employment through each vesting date: (1) achievement of an annual total shareholder return (“TSR”) equal to 7.5% for the applicable calendar year; (2) achievement of a TSR that exceeds the TSR for the SNL U.S. REIT Office Index for the applicable calendar year; or (3) achievement of a cumulative stockholder return goal not later than December 31, 2018. The cumulative stockholder return goal is based on an annualized TSR over the applicable period of 7.5%. The RSU Award is subject to accelerated vesting upon certain terminations of Mr. Hawken's employment as set forth in the Amended Employment Agreement.
The preceding description of the Amended Employment Agreement is intended as a summary only and is qualified in its entirety by reference to the full text of the Amended Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01     Financial Statements and Exhibits.
(d)    Exhibits.

No.	Description

10.1	Amended and Restated Employment Agreement, dated April 4, 2013, by and between Kilroy Realty Corporation, Kilroy Realty, L.P. and Jeffrey C. Hawken.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY CORPORATION

By:	/s/ Heidi R. Roth
Heidi R. Roth Senior Vice President, Chief Accounting Officer and Controller

Date: April 5, 2013

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY, L.P.

By:	KILROY REALTY CORPORATION
Its general partner

	By:	/s/ Heidi R. Roth
Heidi R. Roth Senior Vice President, Chief Accounting Officer and Controller

Date: April 5, 2013